EXHIBIT 10.19

CONFIDENTIAL TREATMENT REQEUSTED BY FAMOUS FIXINS, INC.

Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 24(b)(2) under the Exchange Act. In accordance with Rule 24(b)(2), these confidential portions have been omitted from this exhibit and filed separately with the Commission.



          [Letterhead of NEW YORK METS NATIONAL LEAGUE BASEBALL CLUB]



                                                 Mark Bingham
                                                 Senior Vice President,
                                                 Marketing and Broadcasting

                                      September 10, 1999


Jason Bauer
President & CEO
Famous Fixins, Inc.
250 West 57th St.
Suite 2501
New York, NY 10107

      Re:  Shea Stadium Promotion Agreement

Dear Mr. Bauer:

      I am writing to confirm the agreement reached between Sterling Doubleday Enterprises, L.P. ("SDE"), owner and operator of the New York Mets National League Baseball team (the "Mets"), and Famous Fixins, Inc. ("Famous Fixins"), for promotional rights during the 1999 and 2000 baseball seasons in connection with the sale and marketing of the Product (as defined below).

      It is SDE's understanding that Famous Fixins has entered into, and shall maintain in effect throughout the term hereof, a retail license agreement (the "MLBP License") with Major League Baseball Properties ("MLBP") permitting it to produce and sell a cereal product identified by the name and logos of the Mets (the "Product"). It is also SDE's understanding that Famous Fixins has entered into, and shall maintain in effect throughout the term hereof, a license agreement (the "MLBPA License") with the Major League Baseball Player's Association ("MLBPA") permitting it to feature the images of eight or more Major League Baseball players on the Product. If Famous Fixins decides to feature individual players or groups of less than eight players on the Product, the parties will obtain the consent of each such player featured.

      Subject to and contingent upon Famous Fixins' compliance with the terms of the MLBP License and the MLBPA License, SDE has agreed to provide its approval of the sale of the Product, and to provide the following marketing and promotional support in connection with the sale and marketing of the
Product:

      1. SDE agrees that it shall communicate to MLBP its approval of the use of the Mets name and logos on the Product, as contemplated by the MLBP retail license agreement.

      2. In the event that the parties decide to feature individual Mets players or groups of less that eight players on the Product, SDE will cooperate in good faith with Famous Fixins' efforts to obtain the consent of the players for the use of their names and likenesses on the Product. The selection of the participating players shall be as mutually agreed upon by the parties, with each party's approval not to be unreasonably withheld. (The parties hereby agree that at least one version of the Product will feature Mike Piazza alone, and that such version will be produced and distributed during at least 12 months within the period from the date hereof through December 31, 2000.) Any compensation required to be paid to such individual players shall be the responsibility of SDE, provided that it shall not be unreasonable for SDE to withhold its approval of any participating player based on the fee required by such player.

      3.  SDE will promote the sale of the Product in:

          * One 15-second advertisement displayed on the Diamond Vision scoreboard at Shea Stadium (the "Advertisement"). In 1999 the Advertisement will be displayed during each Mets home game from August 6, 1999 through the end of the regular season. In 2000 the Advertisement will be displayed during each regular season home game at Shea Stadium (the "Stadium"').

          * Two appearances by Mr. Met in 1999 and six appearances in 2000 at mutually agreed upon retail stores that sell the Product.

          * SDE will allow Famous Fixins to distribute Product samples at Stadium turnstiles during three mutually agreed upon regular season home games in 1999 and five mutually agreed upon regular season home games in 2000.

          * Placement of Product advertisements on the backs of 100,000 Mets pocket schedules in 2000.

          * One full page, four color, Product advertisement in the 2000 New York Mets Yearbook.

          All advertising hereunder shall be produced by Famous Fixins and shall be subject to the approval of SDE, not to be unreasonably withheld.

      4. Famous Fixins will receive the use of a 15-person Diamond View Suite at the Stadium on one mutually agreed upon game date in 1999, and on three mutually agreed upon games dates in 2000.

      5. Famous Fixins will receive four tickets to each of ten mutually agreed upon Mets regular season home games in 1999 (for a total of 40 regular season tickets) and the right to purchase four tickets to each of the first three Mets 1999 playoff games at the Stadium (if any). Should fewer than three home playoff games be played, Famous Fixins will not receive any substitute value.

      6. Famous Fixins will receive four tickets to each of 30 mutually agreed upon regular season Mets home games in 2000 (for a total of 120 tickets).

      7. SDE will permit Famous Fixins to conduct and promote one contest in each of 1999 and 2000 and to award to retail purchasers of the Product one
(1) grand prize, three (3) second prizes, and five (5) third prizes for each contest, as follows:

          * 1999 Grand Prize: Weekend (two nights) trip for two to Mets spring training in Port St. Lucie, Florida. Famous Fixins will provide, at its own expense, round-trip airfare, and SDE will provide hotel accommodations, a car rental in Port St. Lucie, and two tickets to one spring training game.

          * 1999 Second Prize: Mets jersey autographed by one player that appears on the 1999 Product.

          * 1999 Third Prize: Four tickets to one Mets regular season home game and the opportunity to attend that game's batting practice on the field.

          * 2000 Grand Prize: Opportunity to appear in a non-official Mets team photograph.

          * 2000 Second Prize: "Honorary bat boy or bat girl" for one day. (Opportunity to dress in a Mets uniform and to attend batting practice on the field.)

          * 2000 Third Prize: National league baseball signed by a player that appears on the 2000 Product.

          All contest promotional materials shall be subject to SDE's approval, not to be unreasonably withheld.

      The back panel of the Product shall be used by SDE for Mets promotional content. The content, layout and artwork of the back panel shall be subject to Famous Fixins' approval, not to be unreasonably withheld. The content, layout, and artwork of the remaining Product panels shall be subject to SDE's approval, not to be unreasonably withheld.

      In exchange for the foregoing, Famous Fixins will pay SDE *****% of the Net Sales (as defined below) of the Product grossed by Famous Fixins during the term of this agreement (including all renewals). Payments shall be made within forty-five (45) days of the close of each quarter, accompanied by a summary of the applicable Net Sales. The first quarter shall conclude on December 31, 1999, and the first statement shall be due on or before February 15, 2000.

      "Net Sales" shall mean gross sales based on the wholesale price to the retail trade less quantity discounts and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes, discounts other than quantity discounts, such as cash discounts and discounts attributable to the issuance of a letter of credit, or any other amount.

      This agreement shall be automatically renewed on an annual basis unless SDE elects to terminate the agreement by providing written notice of such termination on or before December 31, 2000, or on or before any anniversary thereof, provided that SDE shall provide the same or comparable promotional support and cooperation during each year during which this agreement remains in effect.

      Please sign below to indicate your assent to the foregoing terms and return the signed letter to my attention.

      This letter shall be a binding and enforceable agreement and absent the execution of a more formal contract, a court may supply consistent additional terms as necessary to carry out the parties' intent.

                                           Sincerely,

                                           /s/ Mark Bingham

Agreed to and Accepted by:

Famous Fixins, Inc.

  /s/  Jason Bauer
------------------------------
By:
Title:  President

  9/21/99
-----------------------
Date







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*****  Omitted pursuant to a request for confidential treatment and filed separately with the Commission.